CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price[1]	Fee[2]

Bear Market PLUS due 2008	$227,161,000	$24,306.23

(1) The Maximum Aggregate Offering Price relates to this offering of an additional $227,161,000 of Bear Market PLUS, offered and sold pursuant to this Pricing Supplement No. 105. This offering constitutes a further issuance of, and will be consolidated with, the $236,500,000 aggregate principal amount of Bear Market PLUS issued on August 30, 2006 pursuant to Pricing Supplement No. 103 dated August 24, 2006 (for which the filing fee has already been paid), and forms a single series with those Bear Market PLUS. The issuance of these Bear Market PLUS will increase the aggregate principal amount of the outstanding Bear Market PLUS of this series to $463,661,000.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $24,306.23 fee with respect to the $227,161,000 Bear Market PLUS sold pursuant to this registration statement is offset against those filing fees, and $742,071.65 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 105 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated September 7, 2006
Rule 424(b)(2)

$463,661,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Bear Market PLUS due March 5, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Value of the
S&P 500 ® Index

This pricing supplement relates to the issuance of an additional $227,161,000 principal amount of Bear Market PLUS. The Bear Market PLUS offered hereby constitute a further issuance of, and will be consolidated with, the $236,500,000 aggregate principal amount of Bear Market PLUS issued on August 30, 2006 pursuant to Pricing Supplement No. 103 dated August 24, 2006, which we refer to as the “original Bear Market PLUS,” and form a single series with those original Bear Market PLUS. The terms of these Bear Market PLUS and the original Bear Market PLUS are the same except for the issue price and issue date. The issuance of these Bear Market PLUS will increase the aggregate principal amount of the outstanding Bear Market PLUS of this series to $463,661,000.

Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 principal amount of Bear Market PLUS that you hold an amount in cash based upon the closing value of the S&P 500® Index at maturity.

  The principal amount of each Bear Market PLUS is $1,000.
  The issue price of each Bear Market PLUS offered hereby is 100.2412245% of the principal amount.
  We will not pay interest on the Bear Market PLUS.
  At maturity, if the final average index value is less than the initial index value, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold, a payment in cash equal to $1,000 plus the enhanced downside payment, subject to a maximum payment at maturity of $1,750.
    The enhanced downside payment is equal to $1,000 multiplied by 300% of the percent decrease in the value of the S&P 500 Index.
    The percent decrease in the value of the S&P 500 Index will be equal to (i) the initial index value minus the final average index value divided by (ii) the initial index value.
  At maturity, if the final average index value is greater than or equal to the initial index value, but less than or equal to 107% of the initial index value, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold a payment in cash equal to $1,000.
  At maturity, if the final average index value is greater than 107% of the initial index value, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold a payment in cash equal to $1,000 minus the upside reduction amount, subject to a minimum payment at maturity of $0, which will be less than the principal amount.
    The upside reduction amount will be equal to $1,000 multiplied by (i) the final average index value minus 107% of the initial index value divided by (ii) the initial index value.
    The initial index value is 1,294.413, as determined by the calculation agent on August 25, 2006, the day we priced the original Bear Market PLUS for initial sale to the public.
    The final average index value will equal the arithmetic average of the closing values of the S&P 500 Index on February 21, 2008, February 22, 2008 and February 25, 2008, which we refer to as the index valuation dates; provided that if there is a market disruption event on any scheduled index valuation date or if any scheduled index valuation date is not otherwise an index business day, such index valuation date will be the immediately succeeding index business day on which no market disruption event shall have occurred. If either of the first two index valuation dates is postponed pursuant to the preceding sentence, each of the following index valuation date(s) will be the index business day(s) next succeeding such postponed index valuation date(s).
  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the S&P 500 Index or its component stocks.
  The Bear Market PLUS will not be listed on any securities exchange.
  The CUSIP number for the Bear Market PLUS is 61747S595.

You should read the more detailed description of the Bear Market PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Bear Market PLUS.”

The Bear Market PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-7. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100.2412245%

	Price to Public	Agent’s Commissions(1)	Proceeds to Company

Per Bear Market PLUS	100.2412245%	0.15%	100.0912245%
Total	$227,708,967.99	$340,741.50	$227,368,226.49

(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Bear Market PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Bear Market PLUS, see the section of this pricing supplement called “Description of Bear Market PLUS–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

      The Bear Market PLUS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Bear Market PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Bear Market PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the Bear Market PLUS to the public in Hong Kong as the Bear Market PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Bear Market PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the Bear Market PLUS nor make the Bear Market PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the Bear Market PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Bear Market PLUSSM we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The Bear Market PLUS offered are medium-term debt securities of Morgan Stanley. The return on the Bear Market PLUS at maturity is based inversely on the value of the S&P 500® Index.

      “Standard &Poor’s®,” “S&P®,” “S&P 500®” and “S&P 500® Index” are trademarks of Standard & Poor’s Corporation and have been licensed for use by Morgan Stanley. “PLUS” is our service mark.

Each Bear Market PLUS costs $1,000	We, Morgan Stanley, are offering Bear Market PLUSSM due March 5, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Value of the S&P 500® Index, which we refer to as the Bear Market PLUS. The principal amount of each Bear Market PLUS is $1,000. The issue price of each Bear Market PLUS offered hereby is 100.2412245% of the principal amount.

The original issue price of the Bear Market PLUS includes the agent’s commissions paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the Bear Market PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Bear Market PLUS. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Bear Market PLUS—Use of Proceeds and Hedging.”

No interest; no guaranteed return of principal at maturity	Unlike ordinary debt securities, the Bear Market PLUS do not pay interest and do not guarantee any return of principal at maturity. If the final average index value is greater than or equal to the initial index value, but less than or equal to 107% of the initial index value, we will pay to you an amount in cash per Bear Market PLUS equal to the principal amount of $1,000. If the final average index value is greater than 107% of the initial index value, we will pay to you an amount in cash per Bear Market PLUS that is less than the $1,000 principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the S&P 500 Index above 107% of the initial index value, subject to a minimum payment at maturity of $0, which will be less than the amount you paid for the Bear Market PLUS.

The initial index value is 1,294.413, as determined by the calculation agent on August 25, 2006, the day we priced the original Bear Market PLUS for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the S&P 500 Index on February 21, 2008, February 22, 2008 and February 25, 2008, which we refer to as the index valuation dates. If a market disruption event occurs on any of the three scheduled index valuation dates or any scheduled index valuation date is not otherwise a trading day, such index valuation date and each succeeding index valuation date, if any, will be postponed until the immediately succeeding trading day or days, as applicable, on which no market disruption event has occurred; provided, however, that not more than one index valuation date will occur on any given trading day, and the maturity date will be postponed until the second scheduled trading day following the final index valuation date as postponed.

Payment at maturity based on the S&P 500 Index	At maturity, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold an amount in cash based inversely upon the value of the S&P 500 Index, determined as follows:

	•	If the final average index value is less than the initial index value, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

$1,000 + enhanced downside payment,

subject to a maximum payment at maturity of $1,750,

where,

enhanced downside payment = $1,000 x 300% x index percent decrease

and
initial index value – final average index value
index percent decrease	=
initial index value

•	If the final average index value is greater than or equal to the initial index value, but less than or equal to 107% of the initial index value, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold a payment at maturity equal to $1,000.

•	If the final average index value is greater than 107% of the initial index value, you will receive for each $1,000 principal amount of Bear Market PLUS that you hold a payment at maturity equal to:

$1,000 – upside reduction amount subject to a minimum payment at maturity of $0, where,

upside reduction amount	=	final average index value – (107% x initial index value)
			x	$1,000
		initial index value

On PS-6, we have provided a graph titled “Hypothetical Payouts on the Bear Market PLUS at Maturity,” which illustrates the performance of the Bear Market PLUS at maturity over a range of hypothetical percentage changes in the index. The graph does not show every situation that may occur.

You can review the historical values of the S&P 500 Index in the section of this pricing supplement called “Description of Bear Market PLUS—Historical Information.” The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the S&P 500 Index or its component stocks.

Your return on the Bear Market PLUS is limited by the maximum payment at maturity	The return investors realize on the Bear Market PLUS is limited by the maximum payment at maturity. The maximum payment at maturity of each Bear Market PLUS is $1,750. Although the leverage factor provides 300% exposure to any decrease in value of the S&P 500 Index at maturity, because the payment at maturity will be limited by the maximum payment at maturity, the percentage exposure provided by the leverage factor is progressively reduced as the final average index value decreases below 25% of the initial index value. See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS-6.

MS & Co. will be the Calculation Agent	We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial index value and will determine the final average index value, the percentage increase or decrease in the S&P 500 Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more information on the Bear Market PLUS	The Bear Market PLUS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Bear Market PLUS, you should read the “Description of Bear Market PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in Bear Market PLUS in the section called “Risk Factors.” The tax treatment of investments in index-linked notes such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Bear Market PLUS —United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Bear Market PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BEAR MARKET PLUS AT MATURITY

     For each Bear Market PLUS, the following graph illustrates the payment at maturity on the Bear Market PLUS for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum and minimum payments at maturity. The graph is based on the following terms:

  Principal Amount per Bear Market PLUS: $1,000

  Initial Index Value: 1,294.413

  Leverage Factor: 300%

  Maximum Payment at Maturity: $1,750 (175% of the Principal Amount)

  Minimum Payment at Maturity: $0

     Where the final average index value is less than the initial index value, the payment at maturity on the Bear Market PLUS reflected in the graph below is greater than or equal to the $1,000 principal amount per Bear Market PLUS, but in all cases is subject to the maximum payment at maturity. Where the final average index value is greater than or equal to the initial index value, but less than or equal to 107% of the initial index value, the payment at maturity on the Bear Market PLUS reflected in the graph below is $1,000. Where the final average index value is greater than 107% of the initial index value, the payment at maturity on the Bear Market PLUS reflected in the graph below is less than the $1,000 principal amount per Bear Market PLUS, but in all cases subject to the minimum payment at maturity of $0.

     You will realize the maximum payment at maturity at a final average index value of approximately 75% of the initial index value, or approximately 970.81.

RISK FACTORS

     The Bear Market PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Bear Market PLUS do not pay interest and do not guarantee any return of principal at maturity. The return investors realize on the Bear Market PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the Bear Market PLUS. You should carefully consider whether the Bear Market PLUS are suited to your particular circumstances before you decide to purchase them.

The Bear Market PLUS do not pay interest and do not guarantee any return of principal at maturity	The terms of the Bear Market PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Bear Market PLUS and will not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 principal amount of Bear Market PLUS that you hold an amount in cash based upon the final average index value. If the final average index value is less than the initial index value, you will receive an amount in cash equal to $1,000 plus the enhanced downside payment, subject to a maximum payment at maturity of $1,750, or 175% of the principal amount. If the final average index value is greater than or equal to the initial index value, but less than or equal to 107% of the initial index value, you will receive an amount in cash equal to $1,000. If the final average index value is greater than 107% of the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $1,000 principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the S&P 500 Index above 107% of the initial index value, subject to a minimum payment at maturity of $0. See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS–6.

Your appreciation potential is limited	The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity of $1,750. Although the leverage factor provides 300% exposure to any decrease in the value of the S&P 500 Index at maturity, because the payment at maturity will be limited by the maximum payment at maturity, the percentage exposure provided by the leverage factor is progressively reduced as the final average index value decreases below approximately 75% of the initial index value. See “Hypothetical Payouts on the Bear Market PLUS at Maturity” on PS–6.

The Bear Market PLUS will not be listed	The Bear Market PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bear Market PLUS. MS & Co. currently intends to act as a market maker for the Bear Market PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Bear Market PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Bear Market PLUS.

Market price of the Bear Market PLUS may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including:

• the value of the S&P 500 Index at any time,

• the volatility (frequency and magnitude of changes in value) of the S&P 500 Index,

	•	interest and yield rates in the market,

	•	the dividend rate on the stocks underlying the S&P 500 Index,

	•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and which may affect the final average index value,

	•	the time remaining until the Bear Market PLUS mature, and

	•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your Bear Market PLUS prior to maturity. For example, you may have to sell your Bear Market PLUS at a substantial discount from the principal amount if at the time of sale the S&P 500 Index is above the initial index value.

You cannot predict the future performance of the S&P 500 Index based on its historical performance. The value of the S&P 500 Index may increase above 107% of the initial index value so that you will receive at maturity a payment that is less than the principal amount of the Bear Market PLUS by an amount proportionate to the increase in the value of the S&P 500 Index above 107% of the initial index value. In addition, there can be no assurance that the value of the S&P 500 Index will decrease so that you will receive at maturity an amount in excess of the principal amount of the Bear Market PLUS. Nor can there be any assurance that the value of the S&P 500 Index will not decrease below 75% of the initial index value, in which case you will only receive the maximum payment at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging our obligations under the Bear Market PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the S&P 500 Index could adversely affect the value of the Bear Market PLUS	Standard & Poor’s Corporation, or S&P®, is responsible for calculating and maintaining the S&P 500 Index. S&P can add, delete or substitute the stocks comprising the S&P 500 Index or make other methodological changes that could change the value of the S&P 500 Index. Any of these actions could adversely affect the value of the Bear Market PLUS.

In addition, S&P may delete certain stocks underlying the S&P 500 Index, because of significant negative corporate events, such as insolvency, and substitute some or all of those stocks with better performing stocks. Such a deletion or substitution may have an adverse effect on the value of the Bear Market PLUS.

S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the Bear Market PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the calculation agent will determine the final average index value based on the closing prices of the stocks comprising the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS.

As calculation agent, MS & Co. has determined the initial index value and will determine the final average index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Bear Market PLUS—Market Disruption Event” and “Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

The original issue price of the Bear Market PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Bear Market PLUS. The subsidiaries through which we hedge our obligations under the Bear Market PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the S&P 500 Index	Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the S&P 500 Index or its component stocks. As an investor in the Bear Market PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS	MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the S&P 500 Index or its component stocks), including trading in the stocks underlying the S&P 500 Index as well as in other instruments related to the S&P 500 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index and the stocks underlying the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have decreased the initial index value and, as a result, made it less likely that the S&P 500 Index will close below the initial index value on each of the index valuation dates such that you will receive a payment at maturity that exceeds the principal amount of the Bear Market PLUS. Additionally, such hedging or trading activities during the term of the Bear Market PLUS could potentially affect the value of the S&P 500 Index on the index valuation dates and, accordingly, the amount of cash you will receive at maturity.

Although we believe that the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, the U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain

Although we believe that the Bear Market PLUS generally should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, the U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

Please read the discussion under “Description of Bear Market PLUS–United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal tax consequences of investing in the Bear Market PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of Bear Market PLUS—United States Federal Income Taxation—Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Bear Market PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BEAR MARKET PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Bear Market PLUS” refers to each $1,000 principal amount of our Bear Market PLUS due March 5, 2008, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based Inversely on the Value of the S&P 500® Index. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount of this offering of the Bear Market PLUS	$227,161,000 (total outstanding including the original Bear Market PLUS, $463,661,000)

Pricing Date	September 7, 2006

Issue Date (Settlement Date)	September 12, 2006

Maturity Date

March 5, 2008, subject to extension in accordance with the following paragraph in the event of a postponement of any scheduled Index Valuation Date.

If due to a Market Disruption Event or otherwise, any Index Valuation Date is postponed so that the final Index Valuation Date falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Index Valuation Date as so postponed. See “—Index Valuation Dates” below.

Principal Amount	$1,000 per Bear Market PLUS

Issue Price	100.2412245% of the Principal Amount for each Bear Market PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61747S595

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity

At maturity, upon delivery of the Bear Market PLUS to the Trustee, we will pay with respect to the $1,000 principal amount of each Bear Market PLUS an amount in cash equal to (i) if the Final Average Index Value is less than the Initial Index Value, the lesser of (a) $1,000 plus the Enhanced Downside Payment and (b) the Maximum Payment at Maturity, (ii) if the Final Average Index Value is greater than or equal to the Initial Index Value, but less than or equal to 107% of the Initial Index Value, $1,000 or (iii) if the Final Average Index Value is greater than 107% of the Initial Index Value, the greater of (a) $1,000 minus the Upside Reduction Amount and (b) the Minimum Payment at Maturity. See “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” below.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each

Bear Market PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Bear Market PLUS to the Trustee for delivery to DTC, as holder of the Bear Market PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Maximum Payment at Maturity	$1,750.

Minimum Payment at Maturity	$0.

Enhanced Downside Payment	The product of (i) $1,000 and (ii) 300% and (iii) the Index Percent Decrease.

Index Percent Decrease	A fraction, the numerator of which is the Initial Index Value minus the Final Average Index Value and the denominator of which is the Initial Index Value.

Upside Reduction Amount	$1,000 multiplied by a fraction, the numerator of which is the Final Average Index Value minus 107% of the Initial Index Value and the denominator of which is the Initial Index Value.

Initial Index Value	1,294.413.

Index Closing Value	The Index Closing Value on any Trading Day will equal the closing value of the S&P 500 Index or any Successor Index (as defined under “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under “Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

Final Average Index Value	The arithmetic average of the Index Closing Values of the S&P 500 Index on the Index Valuation Dates.

Index Valuation Dates

The Index Valuation Dates will be February 21, 2008, February 22, 2008 and February 25, 2008, subject to adjustment for Market Disruption Events as described in the following paragraph.

If there is a Market Disruption Event on any scheduled Index Valuation Date or if any scheduled Index Valuation Date is not otherwise a Trading Day, such Index Valuation Date and each succeeding Index Valuation Date, if any, will be postponed until the next succeeding Trading Day or Trading Days, as applicable, during which no Market Disruption Event shall have occurred; provided, however, that not more than one Index Valuation Date will occur on any given Trading Day.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (“NYSE”), the American Stock Exchange LLC (“AMEX”), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry. The Bear Market PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Bear Market PLUS. Your beneficial interest in the Bear Market PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Bear Market PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Bear Market PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Bear Market PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Bear Market PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Average Index Value or whether a Market

Disruption Event has occurred. See “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” and “Market Disruption Event” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the S&P 500 Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the S&P 500 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Bear Market PLUS.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary U.S. organized exchange or market of trading for any security (or any combination thereof) then included in the S&P 500 Index or any Successor Index.

Alternate Exchange Calculation in Case of an
Event of Default

In case an event of default with respect to the Bear Market PLUS shall have occurred and be continuing, the amount declared due and payable per Bear Market PLUS upon any acceleration of the Bear Market PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Final Average Index Value.

If the maturity of the Bear Market PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Bear Market PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

S&P 500 Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the

“Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value
	=	Pre-Event Index Value
New Divisor

Post-Event Market Value
New Divisor	=
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

The official S&P U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

In this pricing supplement, unless the context requires otherwise, references to the S&P 500 Index will include any Successor Index and references to S&P will include any successor to S&P.

Discontinuance of the S&P 500 Index;
Alteration of Method of Calculation

If the publisher of the S&P 500 Index discontinues publication of the S&P 500 Index and such publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Closing Value is to be determined and any reference to the S&P 500 Index in this pricing supplement shall be deemed to refer to such Successor Index.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Bear Market PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Bear Market PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the S&P 500 Index discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on any Index Valuation Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Bear Market PLUS.

If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information	The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 2001 through September 7, 2006. The Index Closing Value on September 7, 2006 was 1,294.02. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index on the Index Valuation Date. The level of the S&P 500 Index may increase so that you will receive a payment at maturity that is less than the principal amount of the Bear Market PLUS. We cannot give you any assurance that the level of the S&P 500 Index will decrease so that at maturity you will receive a payment in excess of the principal amount of the Bear Market PLUS. Nor can we give you any assurance that the value of the S&P 500 Index will not decrease below approximately 75% of the Initial Index Value, in which case you will only receive the Maximum Payment at Maturity.

If the Final Average Index Value is greater than 107% of the Initial Index Value, you will lose money on your investment.

	S&P 500 Index	High	Low	Period End

	2001
	First Quarter	1,373.73	1,117.58	1,160.33
	Second Quarter	1,312.83	1,103.25	1,224.42
	Third Quarter	1,236.72	965.80	1,040.94
	Fourth Quarter	1,170.35	1,038.55	1,148.08
	2002
	First Quarter	1,172.51	1,080.17	1,147.39
	Second Quarter	1,146.54	973.53	989.82
	Third Quarter	989.03	797.70	815.28
	Fourth Quarter	938.87	776.76	879.82
	2003
	First Quarter	931.66	800.73	848.18
	Second Quarter	1,011.66	858.48	974.50
	Third Quarter	1,039.58	965.46	995.97
	Fourth Quarter	1,111.92	1,018.22	1,111.92
	2004
	First Quarter	1,157.76	1,091.33	1,126.21
	Second Quarter	1,150.57	1,084.10	1,140.84
	Third Quarter	1,129.30	1,063.23	1,114.58
	Fourth Quarter	1,213.55	1,094.81	1,211.92
	2005
	First Quarter	1,225.31	1,163.75	1,180.59
	Second Quarter	1,216.96	1,137.50	1,191.33
	Third Quarter	1,245.04	1,194.44	1,228.81
	Fourth Quarter	1,272.74	1,176.84	1,248.29
	2006
	First Quarter	1,307.25	1,254.78	1,300.25
	Second Quarter	1,325.76	1,223.69	1,246.00
	Third Quarter (through
	September 7, 2006)	1,313.25	1,234.49	1,294.02

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries. The original issue price of the Bear Market PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Bear Market PLUS and the cost of hedging our obligations under the Bear Market PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On and prior to the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Bear Market PLUS by taking short positions in futures contracts on the S&P 500 Index. Such purchase or sale activity could have decreased the Initial Index Value, and therefore effectively have decreased the level at which the S&P 500 Index must close before you would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Bear Market PLUS by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts on the S&P 500 Index or any Component Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing any such securities or instruments on the Index Valuation Date. We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index and, therefore, adversely affect the value of the Bear Market PLUS or the payment you will receive at maturity.

Supplemental Information Concerning Plan of
Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement dated January 25, 2006 under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Bear Market PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Bear Market PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $1.50 per Note to other dealers, which may include Morgan Stanley DW Inc., Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Bear Market PLUS against payment therefor in New York, New York on September 12, 2006. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

In order to facilitate the offering of the Bear Market PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Bear Market PLUS. Specifically, the Agent may sell more Bear Market PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Bear Market PLUS for its own account. The Agent must close out any naked short position by purchasing the Bear Market PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Bear Market PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Bear Market PLUS in the open market to stabilize the price of the Bear Market PLUS. Any of these activities may raise or maintain the market price of the Bear Market PLUS above independent market levels or prevent or retard a decline in the market price of the Bear Market PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Bear Market PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Bear Market PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Bear Market PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Bear Market PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Bear Market PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Bear Market PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Bear Market PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Bear Market PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Bear Market PLUS have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Bear Market PLUS may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Bear Market PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Bear Market PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Bear Market PLUS to the public in Hong Kong as the Bear Market PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Bear Market PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Bear Market PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Bear Market PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Bear Market PLUS nor make the Bear Market PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bear Market PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Bear Market PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P and Morgan Stanley

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Bear Market PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Bear Market PLUS are not sponsored, endorsed, sold or promoted by The S&P Stock Market, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Bear Market PLUS. The Corporations make no representation or warranty, express or implied, to the holders of the Bear Market PLUS or any member of the public regarding the advisability of investing in securities generally or in the Bear Market PLUS particularly, or the ability of the S&P 500 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P 500®, S&P 500 Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500 Index® which is determined, composed and calculated by S&P without regard to the Licensee or the Bear Market PLUS. S&P has no obligation to take the needs of the Licensee or the owners of the Bear Market PLUS into consideration in determining, composing or calculating the S&P 500 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Bear Market PLUS to be issued or in the determination or calculation of the equation by which the Bear Market PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Bear Market PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE BEAR MARKET PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST

PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “S&P®,” “S&P 500®” and “S&P 500 Index®” are trademarks of The S&P Stock Market, Inc. and have been licensed for use by Morgan Stanley. The Bear Market PLUS have not been passed on by the Corporations as to their legality or suitability. The Bear Market PLUS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BEAR MARKET PLUS.

ERISA Matters for Pension Plans and
Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Bear Market PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Bear Market PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Bear Market PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Bear Market PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Bear Market PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Bear Market PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Bear Market PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Bear Market PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Bear Market PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Bear Market PLUS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation	The following are the material U.S. federal tax consequences of ownership and disposition of the Bear Market PLUS. This discussion only applies to initial investors in the Bear Market PLUS who:

	•	purchase the Bear Market PLUS at their “issue price”; and

	•	will hold the Bear Market PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	investors holding the Bear Market PLUS as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who holds the Bear Market PLUS as part of a constructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; and

•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the Bear Market PLUS is effectively connected with a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. For example, an investor who holds any securities the return on which is based on or linked to the performance of the S&P 500 Index or any component thereof should discuss with its tax advisors the U.S. federal income tax consequences of investing in the Bear Market PLUS (including the potential application of the “straddle” rules). As the law applicable to the U.S. federal income taxation of instruments such as the Bear Market PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Bear Market PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Bear Market PLUS or instruments that are similar to the Bear Market PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Bear Market PLUS (including alternative characterizations of the Bear Market PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Bear Market PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Bear Market PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Bear Market PLUS

Assuming the characterization of the Bear Market PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Bear Market PLUS should equal the amount paid by the U.S. Holder to acquire the Bear Market PLUS.

Sale, Exchange or Settlement of the Bear Market PLUS. Upon a sale or exchange of the Bear Market PLUS, or upon settlement of the Bear Market PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Bear Market PLUS sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of a Bear Market PLUS should be long-term capital gain or loss if the U.S. Holder has held the Bear Market PLUS for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Bear Market PLUS

Due to the absence of authorities that directly address the proper characterization of the Bear Market PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Bear Market PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Bear Market PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Bear Market PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Bear Market PLUS, other alternative federal income tax characterizations of the Bear Market PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Bear Market PLUS. It is possible, for example, that a Bear Market PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Bear Market PLUS and the proceeds from a sale or other disposition of the Bear Market PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Bear Market PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Bear Market PLUS.

Tax Treatment upon Sale, Exchange or Settlement of a Bear Market PLUS

In general. Assuming the characterization of the Bear Market PLUS as set forth above is respected, a Non-U.S. Holder of the Bear Market PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Bear Market PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Bear Market PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Bear Market PLUS (or a financial institution holding the Bear Market PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Bear Market PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Bear Market PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Bear Market PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “\Tax Treatment upon Sale, Exchange or Settlement of a Bear Market PLUS \ Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.